EXHIBIT 1



                   [Letterhead of Mir.Fox & Rodriguez, P.C.]






            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
            --------------------------------------------------------



We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-86090) of CEMEX, S.A. de C.V. of our report dated June 26, 2006, with respect to the statements of net assets available for benefits of CEMEX, Inc. Savings and Investment Plan for Union Employees as of December 31, 2005 and 2004, and the related statement of changes in net assets available for benefits for the year ended December 31, 2005, which report appears in the December 31, 2005 annual report on Form 11-K of the CEMEX, Inc. Savings and Investment Plan for Union Employees.


                                            /s/  Mir.Fox & Rodriguez, P.C.


Houston, Texas
June 26, 2006